EXHIBIT 6.4

THIRD AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT ("Amendment") is made and entered into as of December 9, 2016, by and between PACIFIC 2700 YGNACIO CORPORATION, a Delaware corporation ("Seller"), and GK DEVELOPMENT, INC., an Illinois corporation ("Buyer"), with reference to the following facts.

RECITALS

A. Seller and Buyer entered into that certain Purchase and Sale Agreement, dated as of October 5, 2016 (the "Original Agreement"), as amended by the certain Reinstatement and First Amendment to Purchase and Sale Agreement dated as of November 4, 2016 (the "First Amendment"), and that Second Amendment to Purchase and Sale Agreement dated as of November 14, 2016 (the "Second Amendment", and together with the First Amendment and the Original Agreement, the "Existing Agreement"), pursuant to which Seller agreed to sell and Buyer agreed to purchase that certain improved real property located in the City of Walnut Creek, County of Contra Costa, State of California, located at 2700 Ygnacio Valley Road, and more particularly described in Exhibit A attached to the Original Agreement.

B. Buyer and Seller now desire to amend the Existing Agreement on each and all of the terms, provisions and conditions contained herein.

AGREEMENT

NOW THEREFORE, in consideration of the promises, terms and conditions contained herein and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1. Defined Terms. All capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Existing Agreement. As used herein and in the Original Agreement, the term "Agreement" shall mean the Existing Agreement, as amended by this Amendment. As used in this Amendment, the term "Original Closing Date" means December 8, 2016 (i.e., the Closing Date as set forth in the Second Amendment, and without regard to any extension thereof pursuant to Section 2 below).

2. Extension of Closing Date.

a. Buyer shall have the right to extend the Closing Date until December 30, 2016 (the "First Closing Extension Date") upon the terms and conditions of this Section 2(a). Pursuant to Section 2(b) of the Original Agreement, Buyer previously deposited with Escrow Holder the Deposit (i.e., a total of Seven Hundred Fifty-Five Thousand Dollars ($755,000.00)), which Deposit was increased pursuant to the First Amendment for a total of Eight Hundred Fifty-Five Thousand Dollars ($855,000.00). The extension of the Closing Date to the First Closing Extension Date shall be made effective upon the release of a portion of the Deposit in the amount of Five Hundred Thousand Dollars ($500,000.00) (the "First Extension Amount") to Seller on or before December 9, 2016. Buyer and Seller hereby instruct Escrow Holder to release the First Extension Amount to Seller on or before December 9, 2016 without further instructions or documentation. Notwithstanding the foregoing, the Closing Date shall not be extended pursuant to this Section 2(a) in the event that the First Extension Amount is not released to Seller as set forth in herein.

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b. Additionally, Buyer shall have the right to further extend the Closing Date until January 31, 2017 (the "Second Closing Extension Date"), provided that the following conditions are satisfied: Buyer shall deliver (i) to Seller and Escrow Holder, no later than December 29, 2016, written notice of its election to extend the Closing Date to the Second Closing Extension Date, (ii) to Escrow Holder, on or before December 29, 2016, payment by wire transfer of immediately available funds in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) (the "Second Extension Deposit"), and (iii) to Escrow Holder, written instructions to immediately release to Seller on December 29, 2016, the Second Extension Deposit together with the amount of the Deposit then remaining with Escrow Holder (i.e., Three Hundred Fifty-Five Thousand Dollars ($355,000.00), such amount together with the Second Extension Deposit being referred to herein as the "Second Extension Amount"). Notwithstanding the foregoing, the First Closing Extension Date shall not be extended pursuant to this Section 2(b) in the event that any of the conditions set forth herein are not satisfied. Further, in no event shall the Closing Date be extended by Buyer beyond January 31, 2017.

c. The First Extension Amount and the Second Extension Amount shall become fully earned by Seller upon the release of each such sum to Seller by Escrow Agent, as consideration for Seller's agreement to extend the Closing Date to the First Extension Closing Date and the Second Extension Closing Date, respectively, and shall be payable by Buyer to Seller irrespective of whether the Closing actually occurs (and irrespective of the reason that the Closing does not occur, if that is the case), and shall not be refundable to Buyer under any circumstances, except as provided in Sections 2(d) and (e) below, as applicable. Notwithstanding the foregoing, the First Extension Amount together with the Second Extension Amount, if applicable, shall be applied to the Purchase Price at Closing (provided the Closing occurs).

Buyer's Initials: /s/ GK

d. Upon the execution of this Amendment by Buyer and Seller, the Deposit shall not be refundable to Buyer under any circumstances except only if the Existing Agreement is terminated by Buyer upon the failure of the condition set forth in Section 6.l (b) of the Original Agreement.

Buyer's Initials: /s/ GK

e. Notwithstanding any other provision of the Existing Agreement, in the event that Buyer exercises the its right to extend the Closing Date as set forth in Section 2(b) above, the Second Extension Deposit shall not be refundable to Buyer under any circumstances except only if the Existing Agreement is terminated by Buyer upon the failure of the condition set forth in Section 6.1(b) of the Original Agreement.

Buyer's Initials: /s/ GK

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3. Default.

a. To Seller's knowledge, as of the date hereof, Buyer is not in default of its obligations under the Existing Agreement except for Buyer's failure to deposit with Escrow Holder on the Original Closing Date (i) the Purchase Price and (ii) the instruments and documents set forth in Section 7.3 of the Original Agreement. Upon the release of the First Extension Amount to Seller, Seller hereby waives the defaults of Buyer described in clauses (i) and (ii) of this Section 3(a).

b. To Buyer's knowledge, as of the date hereof, Seller is not in default of its obligations under the Existing Agreement. Buyer acknowledges that, on or before the Original Closing Date, Seller performed all of its obligations with respect to Closing, including the obligation to deliver all of the documents and instruments set forth in Section 7.2 of the Original Agreement.

4. Estoppel Certificates. Buyer acknowledges that the condition to Closing set forth Section 6.l (c) of the Original Agreement has been satisfied by Seller as of the date hereof. Buyer's obligation to purchase the Property is not conditioned upon obtaining any further estoppel certificates or any updates to any estoppel certificates previously provided by Seller.

5. Ratification. Except as set forth in this Amendment, the Existing Agreement is hereby ratified and affirmed in all respects. Except as modified by this Amendment, the terms and provisions of the Existing Agreement shall remain unchanged and are hereby ratified and confirmed. If there is any conflict between the terms and provisions of the Existing Agreement and this Amendment, the terms and provisions of this Amendment shall control and prevail.

6. Effectiveness of Amendment. This Amendment shall not be effective until executed by both Buyer and Seller.

7. Counterparts; Facsimile or Email Signatures. This Amendment may be signed in counterparts, each of which shall be an Existing, but all of which shall constitute one agreement. This Amendment may be delivered by facsimile or by email transmittal of a PDF image, and such facsimile or PDF counterparts shall be valid and binding on Buyer and Seller with the same effect as if original signatures had been exchanged.

8. Entire Agreement. The Existing Agreement, together with all schedules and exhibits thereto, as amended by this Amendment, shall constitute the entire agreement and understanding of the parties. The Existing Agreement as amended by this Amendment may be amended or modified only by a written agreement subsequently executed by Buyer and Seller.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, Buyer and Seller have executed this Amendment to be effective as of the date first above written.

BUYER:	GK DEVELOPMENT, INC., an Illinois corporation

	By:	/s/ Garo Kholamian
	Name:	Garo Kholamian
	Title:	President

SELLER:	PACIFIC 2700 YGNACIO CORPORATION, a Delaware corporation

	By:	/s/ Joyce Yonce
	Name:	Joyce Yonce
	Title:	Assistant Secretary

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